Exhibit 5.1




                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112





                                  June 15, 2001




New Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa  52498


Ladies and Gentlemen:

              In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by New Rockwell Collins, Inc. (to be renamed Rockwell Collins, Inc.), a Delaware corporation ("Rockwell Collins"), of 3,000,000 shares (the "Shares") of common stock, par value $.01 per share, of Rockwell Collins (including the associated preferred share purchase rights), which may be delivered from time to time pursuant to the Rockwell Collins Retirement Savings Plan for Salaried Employees, the Rockwell Collins Retirement Savings Plan for Hourly Employees and the Rockwell Collins




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New Rockwell Collins, Inc.           - 2 -                         June 15, 2001


Retirement Savings Plan for Bargaining Unit Employees (collectively, the "Plans"), we advise as follows:

              As counsel for Rockwell Collins, we are familiar with the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the By-Laws (the "By-Laws") of Rockwell Collins, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by Rockwell Collins under the Securities Act with respect to the Shares to be delivered from time to time in connection with the Plans (the "Registration Statement"), and (ii) the corporate proceedings taken by Rockwell Collins in connection with the authorization and issuance of the Shares to be delivered from time to time in connection with the Plans. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of Rockwell Collins and such other instruments, certificates of public officials and representatives of Rockwell Collins and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of Rockwell Collins and appropriate public officials.
              On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that, upon the effectiveness of the Registration




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New Rockwell Collins, Inc.           - 3 -                         June 15, 2001


Statement, any newly issued Shares delivered in accordance with the Plans will, when so delivered, be legally and validly issued, fully paid and nonassessable.

              We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.
              We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Tax Consequences" in the prospectuses constituting a part of the Registration Statement.


                                                         Very truly yours,


                                                         CHADBOURNE & PARKE LLP